              1997 AMERICAN AXLE & MANUFACTURING OF MICHIGAN, INC.
                                REPLACEMENT PLAN


1.       Purpose of the Plan

The purpose of the 1997 American Axle & Manufacturing of Michigan, Inc. Replacement Plan (the "Plan") is to provide for the award of replacement stock options ("Replacement Stock Options") to certain current or former employees or directors (the "Eligible Holders") of American Axle & Manufacturing, Inc. whose awards under the American Axle & Manufacturing, Inc. Phantom Stock Plan dated March 1, 1994 (the "PSP Plan") were voluntarily cancelled in connection with the recapitalization (the "Recapitalization") specified in the Recapitalization and Stock Purchase Agreement among American Axle & Manufacturing of Michigan, Inc. (the "Company"), American Axle & Manufacturing, Inc., Jupiter Capital Corporation, Mr. Richard E. Dauch, Mr. Morton E. Harris, and AAM Acquisition, Inc., dated as of September 19, 1997.

It is the intention of the Company that the terms of the Replacement Stock Options will preserve the economic value of the cancelled awards under the PSP Plan ("PSP Stock Options"). The Company expects that it will benefit from the added interest which such Eligible Holders will have in the welfare of the Company as a result of their proprietary interest in the Company's success.

2.       Stock Subject to the Plan

The total number of shares of common stock of the Company ("Common Stock") which may be issued under the Plan is equal to the aggregate number of shares subject to Replacement Stock Options. The shares may consist, in whole or in part, of unissued shares or treasury shares. Issuance of shares of Common Stock upon exercise of a Replacement Stock Option shall reduce the total number of shares of Common Stock available under the Plan.

3.       One Time Grant

The only grant of Replacement Stock Options shall be to Eligible Holders, to the extent they elect to rollover to this Plan, in whole or in part, the options they held under the PSP Plan immediately prior to the consummation of the Recapitalization (the "Effective Date"). The number of Replacement Stock Options to be granted to each Eligible Holder is set forth on Schedule I hereto. The Eligible Holders are Marion A. Cumo, George J.
Dellas, B.G. Mathis and James W. McLernon.

4.       Administration

The Board of Directors of the Company (the "Board") shall administer the Plan and make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Board shall be binding upon all Eligible Holders; provided, however, no such action by the Board may impair the rights of any Eligible Holder under any award theretofore granted, without the Eligible Holder's consent.

5.       Terms and Conditions of Replacement Stock Options

The Replacement Stock Options granted under the Plan shall be non-qualified stock options for federal income tax purposes, as evidenced by option grants, and shall be subject to the foregoing and the following terms and conditions:

(a) Grant. On the Effective Date, each Eligible Holder will roll over into this Plan the number of unexercised PSP Stock Options specified in the schedule attached hereto. Each rolled PSP Stock Option shall be cancelled, and such Eligible Holder shall receive a Replacement Stock Option pursuant to this Plan. The exercise price of each Replacement Stock Option (the "Exercise Price") shall remain the same as under the PSP Stock Option being replaced, and the number of shares of Common Stock covered by each Replacement Stock Option ("Option Shares") shall be the same as the number of shares of common stock of American Axle & Manufacturing, Inc. under the PSP Stock Option being replaced. The granting of a Replacement Stock Option under the Plan shall impose no obligation on the Company or any subsidiary to continue the employment of an Eligible Holder.

(b) Vesting. Replacement Stock Options granted under the Plan shall become immediately vested and exercisable.

(c) Exercise of Replacement Stock Options. Except as otherwise provided in the Plan, a Replacement Stock Option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. Upon exercise a Replacement Stock Option is cancelled. The Exercise Price shall be paid to the Company in full at the time of exercise at the election of the optionee (i) in cash, (ii) in shares of Common Stock (owned for at least six months) having a fair market value equal to the Exercise Price or (iii) partly in cash and partly in such shares of Common Stock (owned for at least six months) the aggregate value of which equals the Exercise Price.

The exercising optionee may elect, with the consent of the Board, and subject to such terms and conditions as the Board shall determine, to have the number of shares deliverable to the exercising optionee as a result of the exercise reduced by a number with a value sufficient to pay the amount the Company determines to be necessary to withhold for federal, state or local taxes as a result of the exercise of the Replacement Stock Option. An optionee shall have rights to dividends and other rights of a shareholder with respect to shares subject to a

Replacement Stock Option when and only when the optionee exercises such option into shares of Common Stock. The Board shall require payment of any amount the Company may determine to be necessary to withhold for federal, state or local taxes as a result of the exercise of a Replacement Stock Option.

(d) Nontransferability of Replacement Stock Options. Unless otherwise provided by the Board, a Replacement Stock Option shall not be transferable by the optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee a Replacement Stock Option shall be exercisable only by the optionee. A Replacement Stock Option exercisable after the death of an optionee may be exercised by the legatees, personal representatives or distributees of the optionee.

(e) Rights as Shareholders. Effective upon the purchase of Option Shares pursuant to the exercise of a Replacement Stock Option, and until the earlier of
(i) the transfer of the Option Shares by such Eligible Holder or (ii) the termination of the Stockholders' Agreement, each Eligible Holder hereby agrees that upon the exercise of Replacement Stock Options for Option Shares that such Eligible Holder shall be bound by all of the terms, conditions and obligations and shall be entitled to all of the rights and privileges, in each case as are applicable to the "Rollover Holders" or "Stockholders" as such terms are referred to in the Stockholders' Agreement (as defined below) (including limitation on transfer rights, tag-along rights, drag-along rights and piggy-back registration rights), in each case as if such Eligible Holder was an original party thereto.

As used herein, Stockholders' Agreement shall refer to the Stockholders' Agreement dated as of October 29, 1997, by and among the Company, Blackstone Capital Partners II, Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. (collectively "Blackstone"), Jupiter Capital Corporation, Richard E. Dauch and Morton E. Harris (the "Stockholders' Agreement").

6.       Adjustments Upon Changes in Capitalization or Other Events

Upon changes in the Common Stock after the Effective Date by reason of a stock dividend, stock split, reverse split, recapitalization, reorganization or liquidation, the number and class of shares available under the Plan as to which Replacement Stock Options may be granted (both in the aggregate and to any one optionee), the number and class of shares under each unexercised Replacement Stock Option and the Exercise Price per share shall be correspondingly adjusted. In the event of a reorganization or other transaction after the Effective Date in which the Company will not be the surviving corporation, an optionee shall be entitled to Replacement Stock Options on that number of shares of stock in the new corporation which the optionee would have received had the optionee exercised all of the unexercised Replacement Stock Options available to the optionee under the Plan, at the instant immediately prior to the effective date of such transaction. Thereafter, adjustments as provided above shall relate to the stock options of the new corporation. However, notwithstanding the foregoing, immediately prior to the consummation of a "Change of Control", (unless the Board determines otherwise) each unexercised Replacement Stock Option must be exercised by the Eligible Holders. The Company shall provide a recourse loan to each Eligible Holder in an amount equal to the Exercise Price for the Replacement Stock Options being exercised by such Eligible Holder at the rate of interest per annum publicly announced by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City on such date of exercise. The recourse loan and the accrued interest on such loan shall be payable by the Eligible Holders in one lump sum payment one year after the date of exercise of the Replacement Stock Options pursuant to the foregoing provisions of this Section 6. "Change of Control" shall mean the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any comparable successor provisions, other than Blackstone, employees or directors of the Company or their respective affiliates, of ownership of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally.

7.       Amendments

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of any Eligible Holder under any award theretofore granted, without the Eligible Holder's consent.

8.       Effectiveness of the Plan

The Plan shall become effective as of the Effective Date.

9.       Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

                                                                     Schedule I

                            REPLACEMENT STOCK OPTIONS



1)  Marion A. Cumo--83

2)  George J. Dellas--83

3)  B.G. Mathis--139

4)  James W. McLernon--166